Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements and financial statement schedule of Roberts Realty Investors, Inc. and its subsidiary as of December 31, 2004 and for the years ended December 31, 2004 and 2003 dated March 22, 2005 (March 21, 2006 as to the effects of the discontinued operations described in Note 4 as of December 31, 2004) appearing in the Annual Report on Form 10-K of Roberts Realty Investors, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
November 13, 2006